CROSS LICENSE AGREEMENT

This Cross License Agreement (hereinafter called "Agreement"), is effective as of the 23 day of January of the year 2000 (hereinafter called "Agreement Date")and is made by and between Gregory Moreland hereinafter, referred to as "GM"), an individual having his/her principal place of residence at 9932 Noble Ave., Mission Hills, California 91345 and Nutek Inc. a Nevada corporation, having its principal place of business at 15722 Chemical Lane, Huntington Beach, CA 92649 (hereinafter, referred to as "NUTEK").

WITNESSETH:

WHEREAS, GM is the owner of a US patent no. 6000807 the ("GM Patent); and WHEREAS, NUTEK is the owner of a US patent no 5833350 the ("NUTEK Patent"); and WHEREAS, GM and NUTEK are each willing to grant a license for use of patent rights to the other subject to terms set forth herein;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS AS USED HEREIN

1.1	The term "Patents" shall mean the US patents: together with all applications for patent or like protection on that may in the future be granted on the underlying inventions, any later improvements thereto, whether said improvements are made by NUTEK or GM, whether in the United States of America or any other country and all substitutions for and divisions, continuations, continuations in part, renewals, reissues, extensions and the like on said applications and patents.

1.2	The term "Licensed Product(s)" shall mean all products or
articles that are made in accordance with the Patents.

1.3	The term "Parties" shall mean NUTEK and GM.

1.4	The term "Switchplate" shall mean an article that is used to cover a wall switch, as for lighting, or used with a cover for such a wall switch.

2.	GRANT OF LICENSE

2.1	Each of the Parties hereby grants to the other of the Parties an exclusive, except for the matter of Section 2.2, right and license under the Patents to make, use, market, sell and offer for sale, certain articles covered by the claims of the Patents.

2.2	The grant in Section 2.1 shall be subject to, restricted by and non-
exclusive with respect to: the use of the Subject Technology by the Parties for non-commercial research, teaching and other educationally related purposes; and any use required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

2.3	GM is restricted hereunder, with respect to the NUTEK Patent, to articles that are not Switchplates while NUTEK retains rights for articles that are Switchplates, these respective rights being mutually exclusive. NUTEK is restricted hereunder, with respect to the GM Patent, to articles that are Switchplates while GM retains rights for articles that are not Switchplates, these respective rights being mutually exclusive.

3.	PAYMENTS

3.1	In consideration of the mutually conveyed rights under this Agreement, the Parties agree that no further payment is required by either of the Parties to the other of the Parties, at any time, with regard to this Agreement. A Three (3%) royalty payment will be paid to NUTEK by GM on sales of articles using the NUTEK patent.

4.	RECORDS AND INSPECTTON

4.1	Neither of the Parties shall be required, under this Agreement, to inform the other of the Parties of any facts concerning the use of the Patents defined hereunder and each of the Parties agrees to restrict his use of the Patents to those countries in which patent rights have been secured or in which patents are pending.

5.	SUBLICENSES

5.1	All sublicenses granted by the Parties, of its rights hereunder, shall be subject to the terms of this Agreement. Each of the Parties shall, within 90 days of execution, provide a copy of any sublicense, to the other of the Parties.

6.	Paragraph 6 deleted.

7.	PATENTS AND INFRINGEMENT

7.1	Each of the Parties agrees to keep the other of the Parties fully informed of all prosecutions for infringement of the Patents, and of all legal steps and results of such, in a timely manner.

7.2	The Parties agrees to reasonably cooperate with each other to whatever extent is reasonably necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to provide the full benefit of the cross license granted herein.

7.3	Each Party shall promptly inform the other of any suspected
infringement of any claims of the Patents or of misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Patents by a third party, and with respect to such activities as are suspected, the Parties shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If either of the Parties fails to bring such an action or proceeding within a reasonable period of time after receiving notice or otherwise having knowledge of such infringement, then the other of the Parties shall have the right, but not the obligation, to prosecute at its own expense any such claim. Should either of the Parties commence suit under the provisions of this Paragraph 7.5 and thereafter elect to abandon same, it shall give timely notice to the other of the Parties who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse shall be apportioned as follows: the Party bringing the action or proceeding shall first recover an amount equal to two (2) times the costs and expenses incurred by such Party directly related to the prosecution of such action or proceeding and the remainder shall be divided equally between the Parties.

7.4	Neither of the parties shall settle any action covered herein without first obtaining the consent of the other of the Parties, which consent will not be unreasonably withheld.

7.5	Neither of the Parties shall be liable for any losses incurred as the result of an action for infringement brought against, or by, the other of the Parties.

8.	TERM AND TERMINATION

8.l	Unless earlier terminated as hereinafter provided, this Agreement shall extend for the life of the first to expire of the Patents and shall then expire automatically.

8.2	In the event of default or failure, by either of the Parties, to perform any of the terms, covenants or provisions of this Agreement, the other of the Parties shall have thirty (30)days after the giving of written notice of such default to the defaulting one of the Parties, to correct such default. If such default is not corrected within the said thirty (30) day period, the other of the Parties shall have the right, at its option, to cancel and terminate this Agreement. The failure of the other of the Parties to exercise such right of termination shall not be deemed to be a waiver of any right the other of the Parties might have, nor shall such failure preclude the other of the Parties from exercising or enforcing said right upon any subsequent failure by the defaulting one of the Parties.

8.3	Each one of the Parties shall have the right, at its option, to cancel and terminate this Agreement in the event that the other of the Parties shall (i) become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal, stay or other suspension of such proceedings. In the event of termination of this Agreement all rights conveyed by the Patents shall revert to the current owner.

8.4	At the date of any termination of this Agreement for breach, or receipt of notice of termination for cause as defined herein, the Parties shall immediately cease actions enabled by this Agreement, provided, however, that each of the Parties may dispose of any articles, covered hereunder, that were in their possession prior to the termination date.

8.5	No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Section 13 shall survive termination of this Agreement.

9.	ASSIGNABILITY

9.1	This Agreement shall be binding upon and shall inure to the benefit of the Parties and their assigns and successors in interest.

10.	GOVERNMENTAL COMPLIANCE

10.1	The Parties shall at all times during the term of This Agreement and for so long as they shall sell Licensed Products, comply and cause their sub licensees to comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of articles covered by the Patents or any other activity undertaken pursuant to this Agreement.

11.	GOVERNING LAW

11.1	This Agreement shall be deemed to be subject to, and have been made under, and shall be construed and interpreted in accordance with the laws of the State of California, and of the United States of America. This Agreement is expressly acknowledged to be subject to all federal laws including but not limited to the Export Administration Act of the United States of America. No conflict-of-laws, rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

11.2	This Agreement is performable in part in the State of California, and the Parties mutually agree that personal jurisdiction and venue shall be proper in the State and Federal Courts situated in California, and agree that any litigated dispute will be conducted solely in, and settled in the courts of California.

12.	ADDRESSES

12.1	Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by first class mail, postage prepaid, addressed to it at its address stated in the first paragraph of this Agreement or as it shall designate by written notice given to the other Party from time to time.

13.	ADDITIONAL PROVISIONS

13.1	Indemnity. Each Party shall notify the other of any claim, lawsuit or other proceeding related to their business with respect to the Patents. However, the Parties agree to defend, indemnify and hold each other harmless, including any employees, officers, trustees, directors, and agents, and each of them (the "Indemnified Parties"), from and against any and all claims, causes of action, lawsuits or other proceedings filed or otherwise instituted against any of the Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture, or use by any person or party of articles made in accordance with the Patents or any other embodiment of the same technology even though such claims, causes of action, lawsuits or other proceedings and the costs (including attorney's fees) related thereto result in whole or in part from the negligence of any of the Indemnified Parties. Notwithstanding any provisions herein to the contrary, the Parties shall indemnify each other for any claims for injuries to persons or property damage which occur on the premises or premises under the exclusive control of either of the Parties. Neither of the Parties will assume responsibility for any costs or expenses related to such claims and lawsuits of the other of the Parties for which it is obligated to indemnify including, but not limited to, the payment of attorneys' fees and costs of litigation or other defense.

13.2	Disclaimers. Neither of the Parties, nor any of their researchers, trustees, officers, employees, directors, or agents assume any responsibility for the manufacture, product specifications, sale or use of articles manufactured in accordance with the principals of the Patents which are manufactured by or sold by the other of the Parties.


13.3	Independent Relationship. The Parties hereby acknowledge and agree that each is an independent contractor and that neither of the Parties shall be considered to be the agent, representative, master or servant of the other of the Partiers for any purpose whatsoever, and that neither of the Parties has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other of the Parties. Nothing in this relationship shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

13.4	DISCLAIMER OF WARRANTY.
THE PARTIES EACH MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO. WARRANTIES OF FITNESS OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE PATENTS OR PRODUCTS LICENSED THEREUNDER AND THE PARTIES MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE ENFORCEABILITY OF THE PATENTS OR THAT THE SUBJECT TECHNOLOGY OR ANY LICENSED PRODUCTS ARE OR SHALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTEER RIGHTS OF THIRD PARTIES.

13.5	Non-Waiver. The Parties covenant and agree that if one of the Parties fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

13.6	Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having Jurisdiction over this Agreement or any of its Parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

13.7	Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure; that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material as equipment.

13.8	Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date shown above.

Nutek Inc.                               Gregory Moreland

Signature                                 Signature

/s/ Murray N. Conradie                   /s/ Gregory Moreland
---------------------------              --------------------------
CEO/President Nutek Inc.